Exhibit 10(e)1
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (Agreement) is entered into by and MISSISSIPPI POWER COMPANY (Company) and EDWARD DAY, VI (Consultant).
WITNESSETH
WHEREAS, the Company desires to retain Consultant to provide certain services to the Company, and Consultant desires to provide such services to the Company, all subject to the terms and conditions set forth herein.
NOW THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
1.    Engagement as an Independent Consultant.
The Company hereby agrees to engage Consultant as an independent contractor, and Consultant hereby accepts such engagement as an independent contractor, upon the terms and conditions set forth in this Agreement.
2.    Term.
(a)    The term of Agreement shall commence on May 20, 2013 and shall expire on May 20, 2016 (Term), unless this Agreement is terminated prior to the expiration of the Term pursuant to Paragraph 2(b) or (c) below.
(b)    Notwithstanding Paragraph 2(a), the Company may immediately terminate this Agreement at any time for Cause (as defined below). If the Company terminates the Agreement pursuant to this Paragraph 2(b), Consultant shall be entitled to keep the Retainer Fees under Paragraph 5 below which have already been paid and the Company shall have no further obligations under the Agreement. Cause or Termination for Cause shall include the following conditions as solely determined by the Company:
1)    Failure to Discharge Duties. Consultant willfully neglects or refuses to discharge his duties hereunder or refuses to comply with any lawful or reasonable instructions given to him by the Company without reasonable excuse;
2)    Breach. Consultant commits any material breach or repeats or continues (after written warning) any breach of his obligations hereunder;

3)    Gross Misconduct. Consultant is guilty of gross misconduct. For the purposes of this Agreement, the following acts shall constitute gross misconduct as solely determined by the Company:
i)    Any act involving fraud or dishonesty or breach of appropriate regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like;
ii)    The carrying out of any activity or the making of any statement which would prejudice and/or reduce the good name and standing of the Company, Southern Company or any of its affiliates (collectively, Southern Entities) or would bring any one of these into contempt, ridicule or would reasonably shock or offend any community in which they are located;
iii)    Attendance at a Company worksite in a state of intoxication or otherwise being found in possession on Company property of any prohibited drug or substance, possession of which would amount to a criminal offense;
iv)    Assault or other act of violence against any employee of the Company or other person during the course of his engagement; or
v)    Conviction of any felony or misdemeanor involving moral turpitude.
(c)    If Consultant dies or is hired by the Company or any other Southern Entity as an employee or temporary employee during the Term of this Agreement, the Agreement shall terminate and the Company shall have no further obligations under the Agreement.
3.    Duties.
Unless otherwise detailed in a specific letter or memorandum, Consultant shall manage, perform and provide professional consulting services and advice as the Company may request from time to time. Consultant agrees to be reasonably available to assist the Company and/or other Southern Entity in its or their response to, or to address, actual or threatened litigation, government inquiries or investigations or required filings with state, federal or foreign agencies that may be necessary in connection with the duties and activities Consultant performed during his employment with the Company or other Southern Entity or during the term of the Agreement. Collectively, such services are referred to as Consulting Services. Consultant shall be available to provide Consulting Services for the Company for no more than four (4) days during each calendar month during the Term of this Agreement. Consultant must obtain prior written approval from an authorized officer of the Company before Consultant contracts with or in any other way employs any agents or subcontractors to perform work in any way related to this Agreement. Consultant shall cause its agents, employees and subcontractors to perform such duties in a professional and competent manner which shall be consistent with the Company's Code of Ethics. Additionally, during the Term of this Agreement, Consultant agrees to promote the best interests of the Company and to take no actions that in any way damage the public image or reputation of the Company or its affiliates or to knowingly assist, in any way, a competitor of the Company.
4.    Consultant as an Independent Consultant.
In the performance of this Agreement, both Consultant and the Company will be acting in their own separate capacities and not as agents, employees, partners, joint venturers or associates of one another. It is expressly understood and agreed that Consultant is an independent contractor of the Company in all manners and respects. The parties further agree that:
(a)    Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority.
(b)    Consultant shall obtain and maintain (at Consultant's own cost) any required insurance or other protection required for the performance of the services under this Agreement.
(c)    Consultant shall be solely and exclusively responsible and liable for all expenses, costs, liabilities, assessments, taxes, maintenance, insurance, undertakings and other obligations incurred by Consultant at any time and for any reason as a result of this Agreement or the performance of services by Consultant. However, Consultant may be reimbursed for reasonable out-of-pocket expenses where prior approval has been received from the Company's President and Chief Executive Officer.
(d)    Consultant shall be solely and exclusively responsible for obtaining and providing (at Consultant's own cost) whatever computer, training, software or other equipment Consultant believes is necessary to complete the services required under this Agreement.
(e)    Consultant shall complete the services required under this Agreement according to Consultant's own means and methods of work which shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of Company, except as to the results of the work.
(f)    Consultant shall not be subject to the Company's employee personnel policies and procedures. Other than as a retired employee of the Company, Consultant also shall not be eligible to receive any employee benefits or participate in any employee benefit plan sponsored by the Company, including, but not limited to, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by the Company for its employees.
(g)    The Company and Consultant acknowledge and agree that Consultant shall not provide the services to Company on a full-time basis. Except to the extent restricted under this Agreement, the Consultant may engage in other activities for and on behalf of other clients during the Term of this Agreement.
5.    Retainer.
As payment for the Consulting Services rendered pursuant to this Agreement, the Company shall pay, and Consultant shall accept, an annual retainer fee in the amount of One Hundred Fifty Thousand Dollars and No Cents ($150,000.00) (Retainer Fee). The payment of the first Retainer Fee shall be made within thirty (30) days of the effective date of the Agreement and subsequent payments shall be made on or about May 20, 2014 and May 20, 2015.
6.    Confidentiality.
(a)    For purposes of this Agreement, the following terms shall have the following respective meanings:
(1)    Confidential Information shall mean all valuable, proprietary and confidential information belonging to or pertaining to the Company that does not constitute a Trade Secret of the Company and that is not generally known by or available to the Company's competitors but is generally known only to the Company and those of its employees, independent contractors, clients or agents to whom such information must be confided for internal business purposes.
(2)    Trade Secrets shall mean the “trade secrets” of the Company as defined under applicable laws
(b)    During the performance of his duties hereunder, Consultant will be exposed to certain Trade Secrets and Confidential Information. Consultant acknowledges and agrees that the Trade Secrets and Confidential Information represent a substantial investment by Company and that any disclosure or use of any such Trade Secrets or Confidential Information, except as otherwise authorized in the Agreement, or any other violation of the confidentiality provisions of this Paragraph 6, would be wrongful and could cause immediate and irreparable injury to Company.
(c)    Except as required in order to perform his obligations under the Agreement, Consultant hereby covenants and agrees that Consultant shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party entity for any purpose other than in accordance with the Agreement or as required by applicable law: (i) with regard to any Confidential Information, during the Term of the Agreement and for a period of three (3) years thereafter, and (ii) with regard to any Trade Secret, at any time during which such information constitutes a trade secret under applicable law.

7.    Ownership of Work Product.
All work product, property, data, documentation, information or materials conceived, discovered, developed or created by Consultant in performing the Consulting Services pursuant to the Agreement (collectively, Work Product) shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be a “work made for hire” (as defined in the United States Copyright Act, 17 U.S.C.A §101 et seq., as amended) and owned exclusively by the Company. Consultant hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest in or to any Work Product.
8.    Remedies.
The parties represent and agree that any disclosure or use of any Trade Secrets or Confidential Information by Consultant except as otherwise permitted under the Agreement or authorized by the Company in writing, or any other violation of Paragraph 6 or 7, would be wrongful and cause immediate, significant, continuing and irreparable injury and damage to Company that is not fully compensable by monetary damages. Should Consultant breach or threaten to breach any provisions of Paragraphs 6 and 7, the Company shall be entitled to obtain immediate relief and remedies in a court of competent jurisdiction (including but not limited to damages, preliminary or permanent injunctive relief and an accounting for all profits and benefits arising out of Consultant's breach), cumulative of and in addition to any other rights or remedies to which Company may be entitled by the Agreement, at law or in equity.
9.    Return of Materials.
Immediately upon termination of the Agreement, or at any point prior to or after that time upon the specific request of Company, the Consultant shall return to the Company, all written or descriptive materials of any kind belonging or relating to the Company or its affiliates, including, without limitation, any Work Produce, Confidential Information and Trade Secrets, in Consultant's possession or control.
10.    Laws, Regulations and Public Ordinances.
Consultant shall comply with all federal, state and local statutes, regulations and public ordinances governing his work hereunder and shall indemnify, defend and hold the Company harmless from any and all liability, damage, cost, fine, penalty, fee and expense arising from Consultant's failure to do so.
11.    Notices.
All notices required, necessary or desired to be given pursuant to the Agreement shall be in writing and shall be effective when delivered or on the third day following the date upon which such notice is deposited, postage prepaid, in the United States mail, certified return receipt requested, and addressed to the party at the address set forth below:

If to Consultant:	If to the Company:
Edward Day, VI 607 Rue Dauphine Ocean Springs, MS 39564	Stacy Kilcoyne Vice President Mississippi Power Company 30 Ivan Allen Jr. Blvd Atlanta, GA 30308
12.    Indemnification.
Consultant shall and does hereby expressly agree to indemnify and hold harmless the Company, its officers, directors, shareholders, employees, parent and affiliates against any and all suits, actions, judgments, costs (including, without limitation, all court costs and attorneys' fees), losses, damages or claims of whatever nature arising out of or related to any acts or omissions of Consultant, his agents, employees or subcontractors, including, but not limited to, any injuries to or deaths of persons or any damage to property or equipment. Consultant further agrees to defend any and all such actions in any court or in arbitration.
13.    Waiver of Breach.
The waiver by any party to the Agreement of a breach of any provision, section or paragraph of the Agreement shall not operate or be construed as a waiver of any subsequent breach of the same, or of a different provision, section or paragraph, by any party hereto.
14.    Assignment by Consultant.
Consultant may not assign, transfer or subcontract any of his rights or obligations under the Agreement to any party without the prior written consent of the Company. Consultant's obligations under the Agreement shall be binding on Consultant's successors and permitted assigns. Any assignment, transfer or subcontracting in violation of this provision shall be null and void.
15.    Governing Law.
The Agreement shall be construed and enforced in accordance with the laws of the State of Mississippi.
16.    Severability.
The unenforceability or invalidity of any particular provision of the Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable. The judicial body interpreting the Agreement shall be authorized and instructed to rewrite any of the sections, paragraphs or provisions which are enforceable as written in such a fashion so that they may be enforced to the greatest extent legally possible. Consultant acknowledges and agrees that the covenants and agreements contained in the Agreement shall be construed as covenants and agreements independent of each other or any other contract between the parties hereto and that the existence of any claim or cause of action by Consultant against the Company, whether predicated upon the Agreement or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants and agreements.
17.    Interpretation.
Should a provision of the Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its or his agents prepared the agreement, it being agreed that all parties and/or their agents have participated in the preparation hereof.
18.    Survival.
Notwithstanding any expiration or termination of the Agreement, the provisions of Paragraphs 6 through 19 hereof shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of the Agreement.
19.    Entire Agreement.
The Agreement and the Separation and Release Agreement embodies the entire agreement of the parties and supersedes all prior agreements between the parties hereto relating to the subject matter hereof. The Agreement may not be modified or amended except by a written instrument signed by both Employee and an authorized representative of the Company.
IN WITNESS WHEREOF, the parties hereto have executed the Agreement this 20th day of May, 2013.

COMPANY		CONSULTANT

By:	/s/Stacy Kilcoyne	/s/Edward Day, VI

Its:	Vice President, HR	Witnessed By:	/s/ Pam Rayborn